CODE OF ETHICS

FORUM ASSET MANAGEMENT, LLC

140 East 45th Street, 14th Floor

New York, New York 10017

September 2007

Revised January 2010

Reviewed January 2011 (no changes)

i

FORUM ASSET MANAGEMENT, LLC

CODE OF ETHICS

The following code of ethics (the “Code”) pertains to the investment advisory activities and business of FORUM Asset Management, LLC (the “Firm”), an investment adviser registered with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the Advisers Act”). The Firm has established the Code in order to comply with Rule 204A-1 Advisers Act.

All employees must receive and review the Code and sign and return the Acknowledgement Form attached as the last page of this Code.

The Firm’s Chief Compliance Officer shall review the Code at least annually for its adequacy and the effectiveness of its implementation, and distribute any amendments or updates to all employees. The Chief Compliance Officer will document such annual review and the Firm will maintain a record of such documentation for a period of five (5) years from the date of such review. In addition, a record shall be maintained of the review and any changes made to the Code for a period of five (5) years from the date of the review/revision.

All employees must receive and review any amendments or updates to the Code and provide a written acknowledgement to the Chief Compliance Officer that such employee has been provided with, read and understood any such amendment or update to the Code.

Any questions about the matters covered by this Code should be addressed to the Chief Compliance Officer.

Reference to “employees” throughout this Code shall mean supervised persons (as defined in Section 202 of the Advisers Act), access persons (as defined below), employees, associated persons, temporary employees, officers and directors of the Firm.

Statement of Principles

The Firm is committed to conducting business in accordance with all applicable laws and regulations and in an ethical and professional manner. In addition, the Firm recognizes that it has a fiduciary duty to the investors in the private investment funds and other accounts managed by the Firm (each an “Account” and collectively, th e “Accounts”), and that all employees must conduct their business on behalf of the Firm in a manner that enables the Firm to fulfill this fiduciary duty. The Firm has been entrusted with the money of investors and the Firm recognizes that its performance will not only be measured by the investment performance that the Firm delivers to investors, but also by the Firm’s commitment to honesty, good faith and fair dealing with investors, employees and other constituents.

The Firm also realizes that it is not sufficient for the Firm and its employees to simply comply with the letter of the law of the Advisers Act and other federal securities laws applicable to the Firm, but also to comply with the spirit of such laws. The Firm therefore desires to develop policies and procedures in this Code that are premised on fundamental principles of openness, integrity, honesty and trust. In this regard, the Firm has decided that certain provisions of the Code which are required by the Advisers Act to be applicable only to “access persons,”1 shall be applicable to all of the Firm’s employees.

1 An “access person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser, who:

(a)
has access to non-public information regarding any clients purchase or sale of securities, non-public information regarding the portfolio holdings of any fund managed by the investment adviser or its affiliates; or

(b)	is involved in making securities recommendations to clients, or has access to such recommendations that are non-public.

Each employee of the Firm is responsible for reading, understanding and complying with all the policies and procedures contained in this Code that apply to him or her. An employee should consult the Chief Compliance Officer if he or she has a question about the legality, appropriateness or ethical implications of a proposed or completed course of action.

SECTION I

PERSONAL SECURITIES TRANSACTIONS

1.1      Purpose

The Firm has legal and ethical responsibilities to its clients to maintain the confidence of proprietary investment research and information and securities trading information relating to such clients. The Firm must ensure that proprietary research and trading information are used exclusively to enhance the investment performance of the Accounts and that no improper benefits are derived through the misuse or unauthorized distribution of such research and information. In light of the Firm’s line of business, even the perception of impropriety could damage the Firm’s reputation and have serious adverse consequences for the Firm and the employees involved. In addition, the Firm desires to ensure that employees are focusing their time and energy on investments for the Accounts and not on personal investments.

The purpose of this policy is to set forth strict standards for employees regarding trading of securities outside of their duties with the Firm, and to establish clear procedures for the Firm and employees to follow that allow the Firm to monitor and enforce adherence to these standards.

1.2      Statement of Policy

(a) The Firm believes that its employees should devote their full-time best efforts to servicing the needs of the Accounts the Chief Compliance Officer require pre-clearance by a Principal of the Firm other than the Chief Compliance Officer.

Transaction Reporting Requirements:
It is the policy of the Firm that all Access Persons must file initial and annual holdings reports, arrange for monthly statements to be sent to the Firm and file quarterly transaction reports with respect to all securities in which they have or acquire any “Beneficial Interest.” “Beneficial Interest” includes direct or indirect control or power to make investment decisions and is presumed to cover accounts of immediate family members who share the Access Person’s household. All such accounts are referred to as “Access Person Accounts.” Access Person Accounts also may include accounts of others who share the Access Person’s household, anyone to whose support the Access Person materially contributes and other accounts over which the Access Person exercises a controlling influence. Access Person Accounts do not include accounts in which an Access Person has a Beneficial Interest, but over which the Access Person does not exercise investment discretion. To exclude such an account, the Access Person must provide the Chief Compliance Officer with written documentation showing that someone else has been granted investment discretion over the account.

Thus, all Access Persons must file initial and annual holdings reports and quarterly transaction reports with respect to all Access Person Accounts and provide monthly statements with respect to those Access Person Accounts. Such reporting is not required for holdings of or transactions in the following securities or instruments (“Non-Reportable Investments”):

•	direct obligations of the Government of the United States;
•	bank certificates of deposit;
•	commercial paper:
•	money market fund shares;
•	shares of other types of mutual funds (but not closed-end funds);
•	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds;
•	futures (other than single stock futures) and index options; and
•	foreign currencies;

In addition, reports need not be filed with respect to transactions in any security or other instrument effected

•	pursuant to an automatic investment plan or
•	in an account over which an Access Person has no direct or indirect influence or control.

Pre-clearance - Initial Public Offerings and Private Placements. All Access Persons must obtain the written approval of the Chief Compliance Officer prior to investing in securities issued in any initial public offering (“IPO”) or private p lacement. In approving any such transaction, the Chief Compliance Officer must cite the reasons for such approval. Access Persons must furnish any prospectus, private placement memorandum, subscription documents and other materials about the investment as the Chief Compliance Officer may request.

Pre-Clearance – Transactions in Fixed Income Securities. All Access Persons must pre-clear any transaction in fixed income securities, except those on the list of Securities Exempt from Pre-Clearance as set forth below.

Pre-Clearance – Transactions in Equity Securities. All Access Persons must pre-clear any transaction in equity securities, except any equities on the list of Securities Exempt from Pre-clearance as set forth below. If the Firm is trading or anticipates trading in an equity security for which pre-clearance is required, permission to trade may be granted subject to a black-out period consisting of the trading day before, the trading day of and the trading day after the Firm’s trade in the security, during which time Access Persons may not trade in the security. Each Portfolio Manager, in conjunction with the Chief Compliance Officer, may impose additional trading restrictions, as deemed necessary and appropriate, on members of any portfolio management team.

Securities Exempt from Pre-Clearance. Transactions in the following types of investments are exempt from pre-clearance requirements:

•      any Non-Reportable Investment as set forth above, including:

➢ ·	direct obligations of the Government of the United States;
➢ ·	bank certificates of deposit;
➢ ·	commercial paper;
➢ ·	money market fund shares;
➢ ·	shares of other types of mutual funds (i.e., open-end but not closed end funds);
➢ ·	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds;
➢ ·	futures (other than single stock futures) and index options; and
➢ ·	foreign currencies.

•	U.S. Agency securities;
•	Municipal securities;
•	Closed-end funds;
•	Exchange Traded Funds (“ETFs”);
•	Equity securities of an issuer with a market capitalization of more than $5 billion, if the trade is for 1,000 or fewer shares.

In addition, pre-clearance is not required for transactions in any security or other instrument effected

•	pursuant to an automatic investment plan or
•	in an account over which an Access Person has no direct or indirect influence or control.

Please note that transactions in U.S. Agency securities, municipal securities, closed-end investment companies and ETFs are subject to reporting requirements even though pre-clearance for such transactions is not required.

Prohibited Transactions. No Access Person may trade in any Access Person Account in any security about which the Firm is deemed to be in possession of material non-public information under the Firm’s insider trading policies and procedures.

Short-Term Trading. Short-term trading in securities of issuers in which an Access Person is an officer, director or the owner of 10% or more of a class of equity securities is subject to significant restrictions under the securities laws. Although short-term trading activity is not strictly prohibited, as a matter of policy, the Firm strongly discourages short-term trading of any kind by Access Persons.

(b)     It is the It is the employee’s responsibility to adhere to the following guidelines:

(i)      PROHIBITION ON INSIDER TRADING – The purchase and sale of securities, or providing advice with respect to such purchase or sale, while possessing material non-public information relating to such securities or the communication of such information to others, is prohibited by state and federal securities laws. If an employee has any doubt as to whether he or she has material, non-public information related to a company, he or she should discuss the situation with the Chief Compliance Officer (or, if the Chief Compliance Officer is unavailable, the Chief Compliance Officer’s designee), and should generally opt against taking an action in respect of the securities of such company.  For a complete description of the Firm’s policy with respect to Insider Trading, please see the Firm’s Compliance Policies and Procedures Manual.

(ii)    EXERCISE OF GOOD JUDGMENT – Employees must exercise their own good judgment when engaging in securities transactions and must avoid relaying information obtained as a result of their employment with the Firm to others.

1.3     Monitoring Procedures

To help assure adherence to this policy, the Firm requires the following monitoring procedures with respect to each of its employees:

(a)          Commencement of Employment. Within ten (10) days of commencing employment, each employee must complete a holdings report (the “Holdings Report”) (which is attached as Annex A hereto) that identifies (i) the names of any brokerage firms, dealers or banks with which the employee or his or her family members living in the employee’s household has an account (including, without limitation, 401k accounts, IRA accounts, Keogh Plan accounts and other similar accounts) in which securities are held for such persons direct or indirect benefit, or for which the employee has investment discretion, and (ii) the names and types of any securities (including the exchange ticker symbol or CUSIP number, number of shares and principal amount of such securities) held directly or indirectly by the employee or such family members as of the commencement of employment. All information submitted must be current as of a date no more than forty five (45) days prior to the date of submitting such information. In addition, each employee is required to arrange for duplicate broker trade confirmations and account statements to be sent to the Chief Compliance Officer (or the Chief Compliance Officer’s designee) for all accounts in which the employee or any of his or her family members living in the same household have a beneficial interest. A letter requesting duplicate copies of trade confirmations and account statements from brokers and other financial institutions is attached as Exhibit 2 hereto.

(b)           Annual Reports. Employees shall also submit a Holdings Report (which is attached as Annex A hereto) at least once during each 12-month period of employment to be received by the Chief Compliance Officer (or the Chief Compliance Officer’s designee) no later than January 30th of each year. The Holdings Report must identify (i) the names of any brokerage firms, dealers or banks with which the employee or his or her family members living in the employee’s household has an account (including, without limitation, 401k accounts, IRA accounts, Keogh Plan accounts and other similar accounts) in which securities are held for such persons direct or indirect benefit, and (ii) the names and types of any securities (including the exchange ticker symbol or CUSIP number, number of shares and principal amount of such securities) held directly or indirectly by the employee or such family members as of the date of such report. All information submitted must be current as of a date no more than forty five (45) days prior to the date of submitting such information.

(c)           Quarterly Transaction Reports. If duplicate copies of all of an employee’s trade confirmations and brokerage account statements are not provided by brokers as required by Section 1.3(a) above for any reason, an employee must then submit quarterly transactions reports (“Quarterly Transaction Reports”) (which is attached as Annex B hereto) to the Chief Compliance Officer (or the Chief Compliance Officer’s designee). Such reports shall contain, with respect to any transactions effected by such employee or any account for which the employee has investment discretion or such employee’s family members living in the same household as the employee, (i) the date of the transaction, name of securities involved, ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of such security, (ii) the nature of the transaction, (iii) price of the security at which the transaction was effected, (iv) name of the broker effecting the transaction and (v) the date of submitting such report. Such reports shall be submitted no later than thirty (30) days after the end of each calendar quarter and must cover all transactions during such quarter.

(d)           Non-Discretionary Accounts. In the case of an employee (or a member of an employee’s family living in the same household as the employee) having an existing brokerage securities account managed by an outside money manager in which the employee has no investment discretion with respect to investment decisions made with respect to such securities account, the Firm requires employees to (i) comply with Sections 1.3(a), 1.3(b) and 1.3(c) above, (ii) submit a letter from the money manager acknowledging that the employee has no investment discretion with respect to investment decisions made with respect to such account, and (iii) in the event an individual transaction is requested by the employee, the money manager will seek prior approval from the Firm before engaging in such transaction.

(e)           Review of Employee Reports. A file is maintained for each employee that contains each employee’s Holdings Reports, Quarterly Transaction Reports, and documentation with respect to all requests for permission to make a securities trade and whether such approval was granted or denied. At the end of each quarter, the Chief Compliance Officer (or the Chief Compliance Officer’s designee) shall review the Holdings Reports or Quarterly Transaction Reports, as applicable, against the documentation granting or denying such employee’s requests to make a securities trade. The Chief Compliance Officer (or the Chief Compliance Officer’s designee) shall create an exception report for all trades made without appropriate permission. The Chief Compliance Officer will closely monitor employees’ investment patterns to detect abuses of the Firm’s personal securities trading policy. The Portfolio Manager will monitor the Chief Compliance Officer’s personal securities transactions for compliance with the Firm’s personal securities trading policy.

(f)           For purposes of the monitoring procedures set forth in clauses (a) through (d) above, the terms “security” and “securities” sh all not include: (i) direct obligations of the government of the United States; (ii) bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issues by money market funds.

(g)           The Chief Compliance Officer may make exceptions to this trading policy on a case-by-case basis. The Chief Compliance Officer will document the reasons for granting any such exception and maintain such documentation for a period of five (5) years.

1.4     Effect of Violation

Employees who violate this policy will be subject to disciplinary action by the Firm, which may include censures, sanctions, fines or immediate termination.

SECTION II

GIFTS AND ENTERTAINMENT

2.1     Statement of Policy

A conflict of interest occurs when the personal interest of employees interfere or could potentially interfere with their responsibilities to the Firm or its clients and investors. The overriding principle is that employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or a firm. Similarly, employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or an employee.

2.2     Gifts

No employee may receive any gift, service, or other item of more than de minimis value, which for purposes of the Code is set at $100, from any person or entity that does business with or on behalf of the Firm without the prior written approval of the Chief Compliance Officer. No employee may give or offer to give any gift of more than de minimis value to existing investors, prospective investors, or any person or entity that does business with or on behalf of the Firm without the prior written approval of the Chief Compliance Officer.

2.3     Cash

No employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any person or entity that does business with or on behalf of the Firm.

2.4          Entertainment

No employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm. Employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Any event likely to exceed a de minimis value must be approved in advance by the Chief Compliance Officer.

2.5     Government Officials

No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Firm or any employee without the prior written approval of the Chief Compliance Officer.

2.6     Solicited Gifts

No employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the employee refers business, or any other person or entity with whom the Firm does business.

2.7     Reporting

Each employee must report any gifts or entertainment whether or not of de minimis value received in connection with the employee's employment to the Chief Compliance Officer. The Chief Compliance Officer may require that any such gift be returned to the provider or that an entertainment expense be repaid by the employee.

SECTION III

COMPLIANCE WITH APPLICABLE FEDERAL SECURITIES LAWS

3.1     Statement of Policy

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described herein, the Code requires all employees to comply with applicable federal securities laws. These laws include the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

Without limiting the generality of the foregoing, no employee shall:

(i)      defraud a client in any manner;

(ii)   mislead a client, including by making a statement that omits material facts;

(iii)    engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;

(iv)    engage in any manipulative practice with respect to a client; or

(v)    engage in any manipulative practice with respect to securities, including price manipulation.

SECTION IV

REPORTING VIOLATIONS

4.1          Statement of Policy

Every employee must immediately report any violation of the Code to the Chief Compliance Officer or, in the Chief Compliance Officer's absence, the Firm’s Portfolio Manager. All reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. The Firm will take appropriate action against any employee who violates the Code. The Firm will not retaliate against any employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The Chief Compliance Officer will keep records of any violation of the Code, and of any action taken as a result of the violation.

SECTION V

BOOKS AND RECORDS

5.1          Maintenance Requirements

The Firm shall prepare and keep all current the books and records relating to the Code as required by Rule 204-2(a)(12) and Rule 204-2(a)(13) under the Advisers Act. Such books and records shall include:

•	A copy of each Code that has been in effect at any time during the past five years;

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person;

•	Holdings Reports and Quarterly Transactions Reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

•	A list of the names of persons who are currently, or within the past five years were, access persons;

•
A record of any decision and supporting reasons for approving the acquisition of securities by employees in IPO’s and/or limited offerings for at least five years after the end of the fiscal year in which approval was granted.

5.2     Disclosure and Availability

The Firm is required to include a description of the Code in Part II of the Firm’s Form ADV and, upon request, furnish investors and potential investors with a copy of the Code. The Chief Compliance Officer will ensure that a proper description of the Code is included in the Form ADV and will coordinate the distribution of the Code to any investors or potential investors who request a copy.

SECTION VI

SERVICE ON BOARDS OF DIRECTORS AND OTHER OUTSIDE ACTIVITIES

6.1     Statement of Policy

An employee's service on the board of directors of an outside company, as well as certain other outside activities, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with an employee's duties to the Firm. Accordingly, employees are prohibited from serving on the boards of directors of any outside company, unless the service (i) would not be detrimental to the Firm and/or the Accounts and (ii) has been approved in writing by the Chief Compliance Officer.

The Firm also discourages employees from serving on a creditors committee except as part of the employee's duties at the Firm.  Accordingly, an employee must obtain prior written approval from the Chief Compliance Officer prior to serving on a creditors committee.

EXHIBIT 1

PERSONAL SECURITIES TRANSACTION PRE-CLEARANCE FORMFORUM ASSET
MANAGEMENT, LLC
INTEROFFICE MEMORANDUM

To:	Chief Compliance Officer
From:
Date:
Subject:	Securities Transaction Request

As required by the Code of Ethics of FORUM Asset Management, LLC (the “Firm”), I hereby request the Firm’s approval for the proposed securities transaction described below. (Note - The Firm restricts personal trading to transactions in mutual funds (including exchange-traded funds).)

EMPLOYEE NAME: (Please Print) ______________________________________________________
Account No. _________________        Brokerage Firm: _______________________________
Account Name: (If different than employee) ________________________________________________
Relationship to employee (e.g., spouse, child, dependent or other related persons): __________________

1.	Date: _________________________
If transaction is a SELL, date securities purchased ________________________

2.	Security Type: _____ Open-end fund _______Exchange-traded fund ______Closed-end fund

3.	Security Name or Symbol: __________________________

4.	Security Description: __________________________

5.	Transaction type: _____BUY _____SELL _____SELL SHORT

6.	Size of Proposed Transaction: Number of Shares, Bonds or Other ____________

7.	Reason for purchase/sale: ___________________________________________

8.	Security has been bought or sold on behalf of an advisory client within the last [5] days or is under active consideration for purchase or sale on behalf of an advisory client:
______Yes or ______No

The employee by his/her signature affixed below declares that such employee, and if applicable, the related person on whose behalf approval is sought, has no inside information or other knowledge pertaining to this proposed transaction that constitutes a violation of any Firm policy or securities law, rule or regulation.

Chief Compliance Officer Signature	Employee Signature
____ Approve _____ Disapprove

THIS APPROVAL ONLY APPLIED TO THE TRANSACTION DESCRIBED ABOVE AND ONLY IF EXECUTED ON THE DATE OF APPROVAL.  ANY ADDITIONAL OR LATER TRANSACTIONS REQUIRE SEPARATE APPROVAL.

Approval Date: _____________________, __________

EXHIBIT 2

Duplicate Copies of Confirmations and Statements

To:

From: _____________________________

Dear Sir or Madam:

I am an employee of FORUM Asset Management, LLC.  Please arrange for duplicate copies of statements and confirmations concerning the accounts listed below to be sent directly to:

Chief Compliance Officer
FORUM Asset Management, LLC
140 East 45th Street, 14th Floor
New York, New York 10017

I maintain, have an interest in, or exercise investment control over, the following accounts at your institution:

Account Title	Account Number

Dated: ____________

Employee Signature:

Name & Address:

INSTRUCTIONS: DUPLICATE COPIES OF CONFIRMATIONS AND STATEMENTS
FORM

COMPLETE THIS FORM FOR EACH BROKERAGE FIRM, INVESTMENT ADVISER, BANK OR OTHER FINANCIAL INSTITUTION AT WHICH YOU MAINTAIN AN ACCOUNT, A MEMBER OF YOUR IMMEDIATE FAMILY HAS AN ACCOUNT, YOU HAVE AN INTEREST IN AN ACCOUNT, OR YOU EXERCISE ANY INVESTMENT CONTROL OVER AN ACCOUNT.

Please type or print the information requested.

1.	Broker/Institution’s Name and Mailing Address : List the name and mailing address of each brokerage firm, investment adviser, bank, or other financial institution maintaining the account.

2.	Your name.

3.
Account Title and Number: List the complete account title and number for your own securities accounts as well as those accounts in which you have a beneficial interest or over which you exercise any investment control.

4.	Employee’s Signature . Sign the form and mail it to the broker or other financial institution.

5.	Print your name and address.

Mail this completed form to the broker or other financial institution.

Annex A

HOLDINGS REPORT (PAGE 1)

Employee name ______________________

Date: ______________________________

Type of Report (check one): ___ Initial Holdings Report
___ Annual Holdings Report

Brokerage Accounts

Broker Name	Account number	Address	Phone/Fax/email contact

Other information _____________________________________________________________________________________
_____________________________________________________________________________________________________
_____________________________________________________________________________________________________

HOLDINGS REPORT (PAGE 2)

Below is a list of all securities currently owned by me or family members living in my household.

Name and Type of Security	Ticker Symbol or CUSIP Number	Number of Shares	Principal Amount

I hereby certify that the information contained in this report is accurate and that listed above are all personal accounts and securities with respect to which I have beneficial ownership.

Employee Signature

Annex B

QUARTERLY TRANSACTIONS REPORT

Employee name ______________________	Date: ______________________

(Select one)

___    Attached are all trade confirmations or brokerage account statements for any account in which (i) I have a beneficial interest or have investment discretion and (ii) my family members living in my household have a beneficial interest for the quarter ended _______ __, 20__

___       Below is a list of all securities transactions effected by all accounts in which (i) I have a beneficial interest or have investment discretion and (ii) my family members living in my household have a beneficial interest for the quarter ended _______ __, 20__.

___       None of the accounts in which (i) I have a beneficial interest or have investment discretion and (ii) my family members living in my household have a beneficial interest have effected securities transactions during the quarter ended _______ __, 20__.

Trade Date And Transaction Type	Name of Security, Ticker Symbol or CUSIP Number	Nature of Transaction	Interest Rate and Maturity Date	Price at which Transaction Effected	Number of Securities	Name of Broker

I hereby certify that the information contained in this report is accurate and that listed above are all transactions for the quarter ended ___________ in securities with respect to which I have beneficial ownership.

Employee Signature

INVESTMENT ADVISORY CODE OF ETHICS

INITIAL AND ANNUAL ACKNOWLEDGEMENT FORM

I acknowledge that I have received a copy of this Code of Ethics (the “Code”) of FORUM Asset Management, LLC. I also acknowledge that I have read, understand, and agree to abide by the procedures contained in this Code.

Any questions I may have had on the policies and procedures contained in this Code have been answered by the Chief Compliance Officer.

Please Print Name	Date

Signature

Please complete and return this Acknowledgment Form to the Chief Compliance Officer within 5 days of receipt.